AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

Agreement of Merger and Plan of Merger and Reorganization, dated December 16, 2010 by and between OmniReliant Holdings, Inc., a Nevada corporation ("OmniReliant") and Infusion Brands International, Inc., a Nevada corporation ("Infusion Brands").

WHEREAS, the Boards of Directors of OmniReliant and Infusion Brands have resolved that OmniReliant and Infusion Brands be merged under and pursuant to Chapter 92A.180 of the Nevada Revised Statutes into a single corporation, existing under the laws of the State of Nevada, in which OmniReliant shall be the surviving corporation (such corporation in its capacity as such surviving corporation being sometimes referred to herein as the "Surviving Corporation");

WHEREAS, the authorized capital stock of OmniReliant consists of 400,000,000 shares of common stock, par value $0.00001 per share, of which 158,737,435 shares are issued and outstanding, and 100,000,000 shares of preferred stock, par value $0.00001 per share, of which 2,331,031 shares of Series E Preferred Stock are issued and outstanding;

WHEREAS, the authorized capital stock of Infusion Brands consists of 200 shares of common stock, $0.001 par value per share, of which 100 shares are issued and outstanding; and

WHEREAS, the respective Boards of Directors of OmniReliant and Infusion Brands have approved the merger upon the terms and conditions hereinafter set forth and have approved this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual agreements, provisions and covenants herein contained, the parties hereto hereby agree in accordance with Chapter 92A.180 of the Nevada Revised Statutes that OmniReliant and Infusion Brands shall be, at the Effective Date (as hereinafter defined), merged (the "Merger") into a single corporation existing under the laws of the State of Nevada, which shall be the Surviving Corporation, and the parties hereto adopt and agree to the following terms and conditions relating to the Merger.

1. Filings; Effects of Merger

1.1. Action by OmniReliant. On or before January 17, 2010, the Board of Directors of OmniReliant shall adopt this Agreement unanimously in accordance with the Nevada Revised Statutes.

1.2. Action by Infusion Brands. On or before January 17, 2010, the Board of Directors of Infusion Brands shall adopt this Agreement unanimously in accordance with the Nevada Revised Statutes.

1.3 Filing of Certificate of Merger; Effective Date. If (a) this Agreement is adopted

by the Board of Directors of OmniReliant, in accordance with the Nevada Revised Statutes, (b) this Agreement is adopted by the Board of Directors of Infusion Brands, in accordance with the Nevada Revised Statutes, and (c) this Agreement is not thereafter, and has not theretofore been terminated or abandoned as permitted by the provisions hereof, then Articles of Merger shall be filed and recorded in accordance with Chapter 92A.180 of the Nevada Revised Statutes. The Merger shall become effective upon filing of the Articles of Merger in accordance with Chapter 92A.180 of the Nevada Revised Statutes, which date and time are herein referred to as the "Effective Date."

1.4. Certain Effects of Merger. On the Effective Date, the separate existence of Infusion Brands shall cease, and Infusion Brands shall be merged into OmniReliant which, as the Surviving Corporation, shall possess all the rights, privileges, powers, and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities, and duties of Infusion Brands; and all the rights, privileges, powers, and franchises of Infusion Brands, and all property, real, personal, and mixed, and all debts due to Infusion Brands on whatever account, as well for stock subscriptions and all other things in action or belonging to Infusion Brands, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers, and franchises, and each and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of Infusion Brands, and the title to any real estate vested by deed or otherwise, under the laws of Nevada or any other jurisdiction, in Infusion Brands, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of Infusion Brands shall be preserved unimpaired, and all debts, liabilities, and duties of Infusion Brands shall thenceforth attach to the Surviving Corporation, which may, in the name of Infusion Brands, execute and deliver all such proper deeds, assignments, and other instruments and take or cause to be taken all such further or other action as the Surviving Corporation may deem necessary or desirable in order to vest, perfect, or confirm in the Surviving Corporation title to and possession of all Infusion Brands's property, rights, privileges, powers, franchises, immunities, and interests and otherwise to carry out the purposes of this Agreement.

Furthermore, OmniReliant will assume all franchise tax liabilities of Infusion Brands with respect to the State of Nevada.

2. Surviving Corporation

2.1 Name of Surviving Corporation. The name of the Surviving Corporation from and after the Effective Date shall be Infusion Brands International, Inc.

2.2. By-Laws. The By-Laws of OmniReliant, as in effect immediately before the Effective Date, shall be from and after the Effective Date, the By-Laws of the Surviving Corporation until amended as provided therein.

2.3. Articles of Incorporation. The Articles of Incorporation of OmniReliant, as the same shall be in force, shall continue to be the Articles of Incorporation of the Surviving

Corporation until amended and changed pursuant to the provisions of the Nevada Revised Statutes.

2.4. Directors and Officers. The directors and officers of OmniReliant in office at the Effective Date shall be the members of the Board of Directors and the first officers of the Surviving Corporation, all of whom shall hold their directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the By-Laws of the Surviving Corporation.

3. Miscellaneous

3.1. This Agreement of Merger and Plan of Merger and Reorganization may be terminated and the proposed Merger abandoned at any time before the Effective Date of the Merger, and whether before or after approval of this Agreement of Merger and Plan of Merger and Reorganization by the shareholders of OmniReliant and/or Infusion Brands, by a duly adopted resolution of the Board of Directors of either corporation.

3.2. For the convenience of the parties hereto and to facilitate the filing of this Agreement of Merger and Plan of Merger and Reorganization, any number of counterparts hereof may be executed; and each such counterpart shall be deemed to be an original instrument.

IN WITNESS WHEREOF, this Agreement has been executed by OmniReliant and Infusion Brands all on the date first above written.

OmniReliant Holdings, Inc.

By: ______________________
Robert DeCecco, Chief Executive Officer

Infusion Brands International, Inc.

By: ______________________
Robert DeCecco, Chief Executive Officer